Exhibit 20.1 (a) The Registrant's Press Release dated October 17, 2002.

FOR IMMEDIATE RELEASE

I.T. Technology Raises $1.025 Million in Private Placement

SHERMAN OAKS, Calif.--(BUSINESS WIRE) — Oct 17, 2002--I. T. Technology, Inc. (OTCBB:ITTE - News; Frankfurt: ITQ - the "Company") announced today that it completed a private placement of 10,250,000 shares of its restricted common stock for $1.025 million.

S.B. Cantor and Co., Inc. acted as the exclusive placement agent for the Company in connection with the offering.

The Company intends to use the net proceeds of the private placement to meet the working capital requirements principally of its corporate activities, to partially retire existing notes payable and for investment in other projects or ventures. Certain registration rights were also granted to investors participating in the private placement.

"The Company is now in a stronger financial position to be able to improve its existing activities and at the same time broaden its focus on other potential investment and growth strategies," said Daniel Aharonoff, President of I.T. Technology.

About I. T. Technology

I. T. Technology Inc., a Delaware corporation, was formed in February 1999. The Company emphasizes relationships in which its resources can enhance the creative and technological skills of its partners. The Company has equity interests in several companies, including VideoDome.com Networks, Inc. "Where Video Meets The Internet" -- an application service provider (ASP) of Internet video solutions, which provides cost effective, turnkey, digital media solutions enabling customers to broadcast video over the Internet (www.videodome.com), Stampville.com, Inc., a global portal community for stamp collectors & dealers (www.stampville.com ) and recently established ROO Media Corporation, which aggregates and distributes online digital media content (www.roomedia.com). The Company's wholly owned subsidiary, I. T. Technology Pty .. Ltd., furthers its operations in Australia. The Company has recently decided to seek to broaden its strategic focus and pursue a broader range of potential growth and investment strategies in other enterprises or ventures. For further information visit http://www.ittechinc.com or call Investor Relations.

CONTACT:

Spring & Associates, Boca Raton

Investor Relations USA:

April Spring, 561/362-4343

april@springir.com

In Europe:

OTC Consulting & Financial Services

Investor Relations Europe:

Jan-Eric Soetbeer, +49 (0) 451 49 89 210

info@otc-consulting.com

SAFE HARBOR: Certain information contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the  "Act"), which became law in December, 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution Investors and prospective Investors about significant factors which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements.  Actual results may differ as a result of factors over which the Company has no control, including general economic and business conditions; competition and  ability to gain market acceptance of products; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; its ability to obtain financing for its ongoing operations or proposed initiatives; availability, terms and deployment of capital; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with various government regulations; slower than anticipated completion of research and development projects and movements in the foreign exchange rate; illiquidity of its securities and volatility in the trading price of its securities,  and other risks listed from time to time in reports filed with the Securities and Exchange Commission, which factors are incorporated herein by reference. This news release is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Any such solicitation or offer may only be made through a prospectus which has been approved by the Securities and Exchange Commission in the states in which such solicitation or offer has been approved.